PARKSTERLING
Answers You Can Bank On®

Park Sterling Corporation Announces CFO Change

Charlotte, N.C. – February 5, 2016 – Park Sterling Corporation (NASDAQ: PSTB) announced today that David L. Gaines is stepping away from his role as Chief Financial Officer, and that Donald K. Truslow is joining the Company to assume that position. Mr. Gaines will remain with Park Sterling through the end of March and work closely during that time with Mr. Truslow to ensure a smooth transition.

Park Sterling CEO, Jim Cherry said: "Mr. Gaines' leadership will be greatly missed. He is an exceptionally talented banker and financial professional. He has been instrumental in leading Park Sterling from its successful Initial Public Offering five years ago, when it was principally a limited service commercial real estate bank with three offices in North Carolina and approximately $488 million in total assets, to a full service consumer and commercial bank today with 57 offices in four states and approximately $3.1 billion in total assets. We are grateful for his significant contributions and wish him all the best in the future as he pursues other interests."

Mr. Truslow's most recent position was as Chief Risk Officer for M&T Bank Corporation, a financial services holding company with approximately $123 billion in total assets headquartered in Buffalo, New York. He joined M&T Bank Corporation after serving as President of the Financial Stability Industry Council of The Financial Services Roundtable in Washington, D.C.. Prior to joining The Financial Services Roundtable, he had an extensive 27 year career with Wachovia Corporation, including a tenure as Comptroller and Treasurer. His other roles at Wachovia included serving as Chief Risk Officer, Head of Middle Market Corporate Banking, Chief Credit Officer of Wachovia's South Carolina Bank, and Manager of Loan Administration in International Banking.

Mr. Truslow has participated in a number of community and professional organizations. He currently serves on the national boards of the Risk Management Association and the Community Anti-Drug Coalitions of America (CADCA). He previously served on the boards of the Federal Reserve Bank of Richmond, Charlotte Branch; The Babcock School of Business at Wake Forest University; the Advisory Board of the McIntire School of Commerce at the University of Virginia; and, the Arts and Science Council in Charlotte, North Carolina, which he chaired. Mr. Truslow graduated from the University of Virginia with a B.S. in Commerce.

Mr. Cherry said, "While it will be difficult to replace Mr. Gaines, it is a testimony to Park Sterling's employees, board, and compelling vision and strategy that we can attract someone with Mr. Truslow's accomplished banking background and talent to join the Park Sterling management team. He brings us a wealth of financial industry experience and leadership that strengthens our ability to build a regional community banking franchise that lives up to its commitment to provide customers with Answers You Can Bank On™ service".

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For additional information contact:
Jim Cherry
Chief Executive Officer
(804) 614-7437
Jim.Cherry@parksterlingbank.com